PRESS RELEASE

For Immediate Release
Ormat Technologies Contact: Dita Bronicki CEO and President +1-775-356-9029 dbronicki@ormat.com	Investor Relations Contact Todd Fromer / Marybeth Csaby KCSA Worldwide 212-896-1215 / 212-896-1236 tfromer@kcsa.com / mcsaby@kcsa.com

Ormat Technologies, Inc. Reports First Quarter 2007 Results

RENO, Nevada, May 8, 2007   —    ORMAT Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter ended March 31, 2007. For the first quarter, total revenues were $61.7 million as compared to $60.3 million for the first quarter of 2006, an increase of 2.4%.

For the quarter ended March 31, 2007, the Company reported a net loss of $5.8 million, or $0.15 per share of common stock, compared to net income of $7.9 million, or $0.25 per share of common stock (basic and diluted) for the same quarter in 2006. The net loss is mainly due to the cumulative effect of several unrelated events, which include the increase in maintenance costs incurred in the Heber 1, Puna and Ormesa projects, the reduction in revenues as a result of a delay in the completion of the Galena 2 and the Steamboat Hills projects, the failure of turbines at our Steamboat 2 and 3 projects, an increase in construction costs in the Products Segment and settlement expenses of an outstanding dispute regarding royalty payments.

Commenting on the quarter’s results, Dita Bronicki, President and Chief Executive Officer of Ormat, stated: ‘‘While the financial results of the first quarter were disappointing, we have resolved most of the operational issues which were the main causes of the first quarter losses. Although the occurrence of such operational issues is not uncommon in our industry, it is unusual for them to converge in one quarter.

We expect that in the following three quarters the gross margin in our Electricity Segment will be in line with the gross margin that we experienced in 2006 and expect to be profitable in each of the remaining quarters of 2007.

We have now completed the construction of the additional 10 MW at the Ormesa complex and brought the complex to its full generating capacity. We have also completed the construction of the Galena 2 and Steamboat Hills projects, with the Galena 2 project having declared commercial operation in early May 2007, and the Steamboat Hills project operating at its full planned generating capacity.’’

Electricity revenues for the quarter were $43.7 million, which were flat on a year-over-year basis. Included in the quarter were full quarter revenues derived from the Zunil Project in Guatemala, which was consolidated as of March 13, 2006. Revenues from the Electricity Segment were negatively affected by the scheduled maintenance at the Heber 1 plant, an unforeseen delay in the permitting of Galena 2, as well as the failure of turbines in the Steamboat 2 and 3 projects, neither of which were manufactured by us.

Products Segment revenues for the quarter were $18.1 million, an increase of 9.0% as compared to $16.6 million for the same quarter of 2006.

Adjusted EBITDA for the quarter ended March 31, 2007 was $13.4 million, compared with $28.5 million in the first quarter of 2006. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the operating income and depreciation and amortization totaling $4.1 million for the quarters ended March 31, 2007 and 2006 related to the Company’s unconsolidated investment interest of 50% in the Mammoth project in California, and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income or loss to Adjusted EBITDA is set forth below in this release.

As of March 31, 2007, the Company had cash, cash equivalents and marketable securities of $74.7 million compared to $116.7 million as of December 31, 2006. The decrease is mainly attributable to the combination of the funding of capital expenditures and the repayment of long-term debt to the parent company, Ormat Industries Ltd., and to third parties.

On May 8, 2007, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.05 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on May 29, 2007 to shareholders of record as of the close of business on May 22, 2007. The Company expects to pay a dividend of $0.05 per share in the next two quarters as well.

‘‘Our organic growth plan is proceeding substantially as scheduled and we have added from the beginning of the year approximately 24 MW. We made several advancements within our Recovered Energy Generation (REG) business, as we continue to see demand for this technology increase,’’ Ms. Bronicki commented. ‘‘In addition to the power purchase option agreement we signed at the beginning of the year with Basin Electric relating to an additional five REG power plants, we have entered into contracts to supply two REG plants to Enpower Green Energy Generation, as well as a contract with ENAGAS, S.A. of Madrid for the supply of one REG plant in an LNG (Liquefied Natural Gas) terminal, a new and promising application for our REG units. Recovered Energy Generation is an exciting new business for us, one that we will continue to grow through both our Products and Electricity Segments.’’

Commenting on the outlook for 2007, Ms. Bronicki said: ‘‘following our first quarter earning results, we expect our 2007 Electricity Segment revenue to decrease by $6 million to approximately $214 million based on today’s oil prices. We also expect $18 million of revenue from our share of electricity revenue generated by Mammoth and Leyte, which are accounted for under the equity method. With regard to our Products Segment, we currently expect that our 2007 revenue will be in line with the previously given guidance, of between $65 million and $72 million’’

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. E.D.T. on Wednesday, May 9, 2007. The call will be available as a live, listen-only webcast at www.ormat.com. A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. To listen to a replay, please call 1-877-519-4471 in the United States and Canada and 1-973-341-3080 for international callers and utilize code 8695981.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants. Ormat is a pioneer in Organic Rankine Cycle (ORC) technology and a leader in the manufacture of ORC power equipment.

It also designs, develops and builds, and owns and operates, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by approximately 70 patents. Ormat currently operates the following geothermal power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines — Leyte; in Guatemala — Zunil; in Kenya — Olkaria; and in Nicaragua — Momotombo. In the U.S., Ormat owns and operates four OREG1 Recovered Energy Generation plants.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are ‘‘forward-looking statements’’ as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see ‘‘Risk Factors’’ as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2007.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

About non-GAAP financial measures

This press release includes a financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: adjusted EBITDA. The way we calculate EBITDA and adjusted EBITDA may be different from the way other companies calculate these non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management of Ormat Technologies, Inc. believes that adjusted EBITDA provides meaningful supplemental information that both management and investors benefit from in assessing Ormat Technologies’ ability to service and/or incur debt.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three month periods ended March 31, 2007 and 2006
(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(in thousands, except per share amounts)
Revenues:
Electricity	$43,658	$43,733
Products	18,089	16,588
Total revenues	61,747	60,321
Cost of revenues:
Electricity	39,722	26,867
Products	15,924	10,532
Total cost of revenues	55,646	37,399
Gross margin	6,101	22,922
Operating expenses:
Research and development expenses	704	773
Selling and marketing expenses	1,986	2,695
General and administrative expenses	5,747	4,684
Operating income (loss)	(2,336)	14,770
Other income (expense):
Interest income	1,415	1,115
Interest expense	(7,782)	(7,453)
Foreign currency translation and transaction losses	(716)	(8)
Other non-operating income	352	103
Income (loss) before income taxes and equity in income of investees	(9,067)	8,527
Income tax benefit (provision)	1,995	(1,914)
Equity in income of investees	1,231	1,279
Net income (loss)	$(5,841)	$7,892
Earnings (loss) per share – basic and diluted	$(0.15)	$0.25
Weighted average number of shares used in computation of earnings (loss) per share:
Basic	38,109	31,563
Diluted	38,109	31,697

Ormat Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2007 and December 31, 2006
(Unaudited)

	March 31, 2007	December 31, 2006
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$22,244	$20,254
Marketable securities	52,434	96,486
Restricted cash, cash equivalents and marketable securities	49,274	56,425
Receivables:
Trade	33,682	36,463
Related entities	906	879
Other	7,520	5,277
Due from Parent	1,067	1,459
Inventories, net	8,572	7,403
Costs and estimated earnings in excess of billings on uncompleted contracts	14,082	11,216
Deferred income taxes	2,047	1,819
Prepaid expenses and other	4,795	4,911
	196,623	242,592
Unconsolidated investments	37,749	37,207
Deposits and other	15,058	15,081
Deferred income taxes	5,700	6,172
Property, plant and equipment, net	648,299	624,089
Construction-in-process	170,339	169,075
Deferred financing and lease costs, net	15,430	15,800
Intangible assets, net	49,319	50,086
Total assets	$1,138,517	$1,160,102
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$79,399	$70,445
Billings in excess of costs and estimated earnings on uncompleted contracts	9,537	5,803
Current portion of long-term debt:
Limited and non-recourse	8,632	8,482
Full recourse	1,000	1,000
Senior secured notes (non-recourse)	25,329	40,054
Due to Parent, including current portion of notes payable to Parent	82,854	82,379
Total current liabilities	206,751	208,163
Long-term debt, net of current portion:
Limited and non-recourse	19,940	22,157
Full recourse	1,000	1,000
Senior secured notes (non-recourse)	299,316	299,316
Notes payable to Parent, net of current portion	50,827	57,841
Deferred lease income	78,212	78,883
Deferred income taxes	15,385	21,674
Liability for unrecognized tax benefits	3,474	—
Liabilities for severance pay	13,667	13,378
Asset retirement obligation	17,117	16,832
Total liabilities	705,689	719,244
Minority interest in net assets of a subsidiary	64	64
Stockholders’ equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 38,121,432 and 38,101,888 shares issued and outstanding, respectively	38	38
Additional paid-in capital	354,260	353,399
Retained earnings	76,211	85,053
Accumulated other comprehensive income	2,255	2,304
Total stockholders’ equity	432,764	440,794
Total liabilities and stockholders’ equity	$1,138,517	$1,160,102

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of adjusted EBITDA
(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include operating income, depreciation and amortization of our equity investments in the Mammoth and Leyte Projects. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three-month periods ended March 31, 2007 and 2006:

	Three Months Ended March 31,
	2007	2006
	(in thousands)
Net income (loss)	$(5,841)	$7,892
Adjusted for:
Equity in income of investees	(1,231)	(1,279)
Interest expense, net (including amortization of deferred financing costs)	6,367	6,338
Other non-operating expense (income)	364	(95)
Income tax provision (benefit)	(1,995)	1,914
Depreciation and amortization	11,560	9,559
EBITDA	9,224	24,329
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	1,231	1,553
Depreciation, amortization, interest and taxes attributable to the Company’s equity in Mammoth-Pacific L.P. and Ormat Leyte	2,904	2,588
Adjusted EBITDA	$13,359	$28,470